UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 09, 2024

Ultragenyx Pharmaceutical Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36276	27-2546083
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Leveroni Court
Novato, California		94949
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 483-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RARE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On November 9, 2024, Ultragenyx Pharmaceutical Inc. (the “Company”) issued a press release announcing Phase 1/2 data in support of the Phase 3 Aspire study for GTX-102, its investigational antisense oligonucleotide for Angelman syndrome, that was presented later that day at the 2024 Foundation for Angelman Syndrome Therapeutics (FAST) Global Science Summit in Orlando, Florida.

The global Phase 3 Aspire study will enroll approximately 120 patients with Angelman syndrome with a genetically confirmed diagnosis of full maternal UBE3A gene deletion and will include a 48-week primary efficacy analysis period. The primary endpoint will be improvement in cognition assessed by Bayley-4 cognitive raw score, and the key secondary endpoint will be the Multi-domain Responder Index (“MDRI”) across the five domains of cognition, receptive communication, behavior, gross motor function, and sleep.

As of the September 2024 Phase 1/2 data cut-off, patients in the Dose Expansion Cohorts demonstrated continued improvement across multiple domains at Week 48 (Day 338). Patients (n=40) in the Dose-escalation and Expansion Cohorts at Week 48 demonstrated a mean change in Bayley-4 Cognition Growth Scale Value (“GSV”) score from baseline of +6.7 compared to the minimally important difference of +5. Using the Phase 3 primary endpoint of Bayley-4 Cognition Raw score, the mean change from baseline was +10.9. This suggests the Phase 3 study has greater than 95% power to detect a treatment effect, even if the response in the sham arm is up to three times higher than observed changes in available natural history data(1).

Week 48 (Day 338) data from 28 patients in Expansion Cohorts A&B were evaluated with the Phase 3 key secondary endpoint of MDRI and showed a total net response of +2.0 (p-value < 0.0001). The data demonstrate that approximately 80% (22 of 28 patients) of patients have achieved clinically meaningful net improvement in at least one domain.

These data confirm that the Phase 3 Aspire study is amply powered to establish the efficacy of GTX-102 on the primary endpoint of cognition or the key secondary endpoint of MDRI at the Week 48 timepoint.

GTX-102 demonstrated a consistent and acceptable safety profile as of the data cutoff.

The latest Ultragenyx corporate deck with these data updates can be accessed at https://ir.ultragenyx.com/.

(1)
Linking Angelman and Dup15q Data for Expanded Research (LADDER)

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as, but not limited to, “anticipates,” “continue,” “will,” or other similar terms or expressions that concern the Company’s expectations, plans and intentions. Forward-looking statements include, without limitation, statements regarding the clinical benefit, tolerability and safety of GTX-102 and the corresponding impact on patients and timing for clinical development or regulatory review of GTX-102. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s clinical development programs, collaboration with third parties, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainty of clinical drug development and unpredictability and lengthy process for obtaining regulatory approvals, the ability of the Company to successfully develop GTX-102, the Company’s ability to achieve its projected development goals in its expected timeframes, the risk that results from earlier studies may not be predictive of future study results, risks related to adverse side effects, risks related to reliance on third party partners to conduct certain activities on the Company’s behalf, smaller than anticipated market opportunities for the Company’s products and product candidates, manufacturing risks, competition from other therapies or products, and other matters that could affect the sufficiency of existing cash, cash equivalents and short-term investments to fund operations, the Company’s future operating results and financial performance, the timing of clinical trial activities and reporting results from same, and the availability or commercial potential of the Company’s products and drug candidates. The Company undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 6, 2024, and its subsequent periodic reports filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ultragenyx Pharmaceutical Inc.

Date:	November 12, 2024	By:	/s/ Howard Horn
Howard Horn Executive Vice President, Chief Financial Officer, Corporate Strategy